Exhibit 99.1

DIGITAL ANGEL’S DESTRON FEARING UNIT JANUARY 2010 RESULTS
SHOW STRONG IMPROVEMENT YEAR OVER YEAR

First-Month Revenues Increase over 25% versus January 2009, Gross Profit up over 50%

SO. ST. PAUL, MN (February 8, 2010) – Digital Angel’s Destron Fearing unit, a leader in the field of animal identification solutions, announced today unaudited, estimated operating results for January of 2010. Revenues for the first month of the fiscal year were up over 25% when compared with January of 2009, and gross profit dollars increased over 50% for the same period. Thanks to continued reductions in operating expenses, the monthly net income and EBITDA figures, before corporate allocations, also showed strong improvement.

Joseph J. Grillo, Chief Executive Officer of Digital Angel, added, “Destron Fearing’s January results are encouraging. While it is too early to predict the course of the year for our Animal Identification business, we are cautiously optimistic that these results show not only better trends in the industry, but the benefits of the structural improvements we have been making at the Company.”

About Destron Fearing and Digital Angel
Destron Fearing is a subsidiary of Digital Angel (NASDAQ: DIGA), an advanced technology company in the field of animal identification and emergency identification solutions. Digital Angel’s products are utilized around the world in such applications as pet identification, using its patented, FDA-approved implantable microchip; livestock identification and herd management using visual and radio frequency identification (RFID) ear tags; and global positioning systems (GPS) search and rescue beacons for army, navy and air force applications worldwide. For further information please visit www.destronfearing.com and www.digitalangel.com.

This press release contains certain “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements included in this press release include, without limitation, those concerning expectations regarding the Company’s financial performance. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Additional information about these and other factors that could affect the Company’s businesses is set forth in the Company’s Form 10-K under the caption “Risk Factors” filed with the Securities and Exchange Commission (“SEC”) on March 31, 2009, and subsequent filings with the SEC. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contacts:   Digital Angel

 Jay McKeage
 (651) 554-1564
 jmckeage@digitalangel.com

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